UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/15/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Potential Acquisitions of the Las Vegas IV Property and the Las Vegas V Property

        On October 15, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party (the "Las Vegas IV Purchase Agreement") for the acquisition of a self storage facility located in Las Vegas, Nevada (the "Las Vegas IV Property"). The purchase price for the Las Vegas IV Property is $7.0 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the fourth quarter of 2010 and to fund such acquisition with a combination of net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on eleven of the properties in the Registrant's existing portfolio.

        The Las Vegas IV property is an approximately 540-unit self storage facility that sits on approximately 1.7 acres and contains approximately 81,600 rentable square feet and approximately 108,000 gross square feet. The Las Vegas IV property is located at 1120 South Las Vegas Boulevard, Las Vegas, Nevada. It was constructed in 1996.

        On October 15, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party (the "Las Vegas V Purchase Agreement") for the acquisition of a self storage facility located in Las Vegas, Nevada (the "Las Vegas V Property"). The purchase price for the Las Vegas V Property is $4.6 million, including the assumption of a loan in the original principal amount of $1.9 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the fourth quarter of 2010 or the first quarter of 2011 and to fund such acquisition with a combination of net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on eleven of the properties in the Registrant's existing portfolio.

        The Las Vegas V property is an approximately 785-unit self storage facility that sits on approximately 2.6 acres and contains approximately 69,000 rentable square feet and approximately 90,600 gross square feet. The Las Vegas V property is located at 4770 South Pecos Road, Las Vegas, Nevada. It was constructed in 1997.

        Pursuant to the Las Vegas IV Purchase Agreement and the Las Vegas V Purchase Agreement, the Registrant would be obligated to purchase the Las Vegas IV Property and the Las Vegas V Property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Las Vegas IV Property and the Las Vegas V Property generally based upon:

- satisfactory completion of due diligence on the properties and the sellers of the properties;

- satisfaction of the conditions to the acquisitions in accordance with the purchase agreements; and
- no material adverse changes relating to the properties, the sellers of the properties or certain economic conditions.

        There can be no assurance that the Registrant will complete the acquisition of the Las Vegas IV Property or the Las Vegas V Property. In some circumstances, if the Registrant fails to complete the acquisitions, it may forfeit up to $100,000 in earnest money on each of the Las Vegas IV Property and the Las Vegas V Property.

        Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Las Vegas IV Property or the Las Vegas V Property. Due to the considerable conditions to the consummation of the acquisition of the Las Vegas IV Property and the Las Vegas V Property, the Registrant cannot make any assurances that the closing of the Las Vegas IV Property or the Las Vegas V Property is probable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: October 21, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer